Exhibit 15.1

2007 Annual Report

Table of Contents

Letter to Stockholders	1

Financial Highlights	2

Consolidated Balance Sheets	3

Consolidated Statements of Income	4

Consolidated Statements of Stockholders’ Equity	5

Consolidated Statements of Cash Flows	7

Notes to Consolidated Financial Statements	9

Report of Independent Registered Public Accounting Firm	37

Management’s Discussion and Analysis	38

Board of Directors and Officers	53

Stockholder Information	54

Dear Shareholder:

It is my pleasure to present the 2007 financial report for Surrey Bancorp. As you will note, 2007 was the most profitable year in the eleven-year history of the Company.

Surrey Bancorp experienced good growth in 2007. Total assets as of December 31, 2007, were $210,957,373, a 12.70% increase from the $187,109,528 reported at year-end 2006. The Company had measured loan growth in 2007, primarily in the commercial lending area. Net loans at year-end 2007 totaled $166,456,800, compared to $153,852,006 at the end of 2006, an increase of 8.19%. Non-performing loans at the end of 2007 totaled 0.21% of gross loans outstanding, compared to 0.19% in 2006. The allowance for loan loss reserves at year-end 2007 totaled $2,781,565, or 1.64% of gross loans outstanding. Deposits increased in 2007 to $171,180,232, a 13.30% increase from the $151,091,270 reported as of December 31, 2006.

Surrey Bancorp posted record earnings again in 2007. Net income prior to the payment of preferred dividends was $2,785,206, a 5.1% increase from the $2,650,893 reported in 2006. Net interest income after provision for loan losses increased 2.60% in 2007 to $7,856,130. This improvement was due an increase in loans and investment securities outstanding during the year. The net yield on earnings assets at year-end 2007 was 4.56% versus 4.83% in 2006, a decline of 27 basis points. The decline was the result of a shift in our deposit mix to higher cost certificates of deposit and a decline in the leverage position of the Company. Non-interest income in 2007 totaled $2,617,933, a 27.99% increase from the $2,045,351 recorded in 2006. Non-interest expense for the Company was $6,119,970, a 9.48% increase from 2006. In 2007, the Company’s return on average assets was 1.41% and its return on average equity was 12.60%. These profitability measures are well above peer banks in North Carolina.

Our subsidiary operations experienced mixed results in 2007. Freedom Finance LLC, our sales finance company, experienced a loss of $61,662 due to declining credit quality in our sub-prime auto loan portfolio. SB&T Insurance, our property and casualty insurance company, and Surrey Investment Services, Inc., which provides brokerage services through an association with U-Vest Financial Services, had combined profitability of $144,663 in 2007. Revenues for the combined companies grew approximately 70% during the year.

In November 2007, in recognition of the Surrey Bancorp’s strong financial performance, the Board of Directors declared a special cash dividend of $0.15 per share on the Company’s common stock. The dividend, paid on January 2, 2008, was the first common stock dividend paid in the history of the Company.

In 2008, the Company remains focused on improving market share in our existing and contiguous markets. The recent completion of a new office in Stuart, Virginia will support our growth strategy in the Virginia market. There are planned additions to our lending and retail banking staff to increase our calling efforts. We are also continuously working to improve the service and sales culture within the organization. We believe our continued commitment to these strategies will ensure a stable and profitable future for the Company.

On behalf of the Board of Directors, management, and employees of Surrey Bancorp, thank you for your support.

Edward C. Ashby, III
President & CEO

Financial Highlights Summary1

Summary of Operations	2007	2006	2005	2004	2003

Interest income	$15,024	$13,452	$10,673	$8,307	$7,384
Interest expense	6,450	5,181	3,647	2,433	1,965

Net interest income	8,574	8,271	7,026	5,874	5,419
Provision for loan losses	718	614	461	325	378
Other income	2,618	2,045	2,059	2,437	2,088
Other expense	6,120	5,590	5,219	5,158	5,110
Income taxes	1,569	1,461	1,204	999	758

Net income	2,785	2,651	2,201	1,829	1,261
Preferred stock dividends declared	(119)	(119)	(119)	(119)	(66)

Net income available to common stockholders	$2,666	$2,532	$2,082	$1,710	$1,195

Per Common Share Data[2]

Net income:
Basic	$0.85	$0.85	$0.71	$0.60	$0.43
Diluted	0.78	0.76	0.63	0.53	0.39
Cash dividends declared	0.15	n/a	n/a	n/a	n/a
Book value per common share	6.44	5.80	4.97	4.28	3.72

Balance Sheet

Loans, net	$166,457	$153,852	$142,385	$133,046	$117,363
Investment securities	3,118	3,649	4,129	2,692	5,426
Total assets	210,957	187,110	179,571	157,293	135,077
Deposits	171,180	151,091	145,856	126,954	111,278
Stockholders’ equity	22,983	20,027	17,261	15,045	13,073
Interest-earning assets	203,952	180,958	173,593	151,883	129,411
Interest-bearing liabilities	157,943	141,425	137,555	123,499	105,183

Selected Ratios

Return on average assets	1.41%	1.47%	1.30%	1.21%	1.06%
Return on average equity	12.60%	14.16%	13.64%	12.85%	12.23%
Dividends declared on common stock as a percent of net income	17.80%	n/a	n/a	n/a	n/a

1.	In thousands of dollars, except per share data.
2.

Adjusted for the effects of a 6 for 5 common stock split effected in the form of a stock dividend on May 1, 2003, a common stock split effected in the form of a 20% common stock dividend declared on February 3, 2006, and a 2 for 1 common stock split effected in the form of a common stock dividend declared on December 28, 2006.

Consolidated Balance Sheets

December 31, 2007 and 2006

	2007	2006
Assets
Cash and due from banks	$2,220,733	$1,830,516
Interest-bearing deposits with banks	27,248,499	16,618,978
Federal funds sold	400,000	409,000
Investment securities available for sale	3,118,333	3,648,745
Restricted equity securities	994,014	1,051,230
Loans, net of allowance for loan losses of $2,781,565 in 2007 and $2,531,305 in 2006, respectively	166,456,800	153,852,006
Property and equipment, net	4,902,097	4,443,257
Foreclosed assets	88,840	77,503
Accrued interest and other income	1,205,247	1,047,143
Goodwill	120,000	120,000
Bank owned life insurance	2,953,020	2,847,137
Other assets	1,249,790	1,164,013

Total assets	$210,957,373	$187,109,528

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Noninterest-bearing	$28,040,914	$24,339,102
Interest-bearing	143,139,318	126,752,168

Total deposits	171,180,232	151,091,270

Federal funds purchased and securities sold under agreements to repurchase	147,327	509,795
Long-term debt	14,656,117	14,163,487
Dividends payable	504,483	30,069
Accrued interest payable	631,197	604,893
Other liabilities	854,826	682,560

Total liabilities	187,974,182	167,082,074

Commitments and contingencies	-	-

Stockholders’ equity
Preferred stock, 1,000,000 shares authorized, 189,356 shares of Series A, issued and outstanding with no par value, 4.5% convertible non- cumulative, perpetual; with a liquidation value of $14 per share	2,620,325	2,620,325
Common stock, 5,000,000 shares authorized at no par value; 3,162,764 shares issued in 2007 and 3,002,168 shares issued in 2006	9,217,939	8,461,247
Retained earnings	11,141,839	8,950,342
Accumulated other comprehensive income (loss)	3,088	(4,460)

Total stockholders’ equity	22,983,191	20,027,454

Total liabilities and stockholders’ equity	$210,957,373	$187,109,528

See Notes to Consolidated Financial Statements

Consolidated Statements of Income

For the years ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Interest income
Loans and fees on loans	$13,797,058	$12,488,514	$10,224,820
Federal funds sold	20,375	19,814	14,898
Investment securities, taxable	213,118	206,680	131,484
Deposits with banks	993,791	737,541	301,787

Total interest income	15,024,342	13,452,549	10,672,989

Interest expense
Deposits	5,766,590	4,510,199	3,137,411
Federal funds purchased and securities sold under agreements to repurchase	30,612	29,959	15,404
Short-term debt	-	28,010	-
Long-term debt	653,381	613,026	494,320

Total interest expense	6,450,583	5,181,194	3,647,135

Net interest income	8,573,759	8,271,355	7,025,854

Provision for loan losses	717,629	614,367	460,565

Net interest income after provision for loan losses	7,856,130	7,656,988	6,565,289

Noninterest income
Service charges on deposit accounts	1,125,212	1,019,993	991,012
Gain on sale of government guaranteed loans	147,840	27,588	222,855
Fees and yield spread premiums on loans delivered to correspondents	209,722	243,007	227,972
Other service charges and fees	340,914	200,558	147,105
Other operating income	794,245	554,205	469,586

Total noninterest income	2,617,933	2,045,351	2,058,530

Noninterest expense
Salaries and employee benefits	3,063,889	2,855,605	2,536,177
Occupancy expense	374,945	377,561	372,871
Equipment expense	330,094	336,903	366,523
Data processing	379,042	355,698	361,249
Foreclosed assets, net	44,367	324	12,569
Postage/printing and supplies	215,313	229,822	233,888
Professional fees	311,513	163,182	159,394
Other expense	1,400,807	1,270,997	1,176,435

Total noninterest expense	6,119,970	5,590,092	5,219,106

Net income before income taxes	4,354,093	4,112,247	3,404,713

Income tax expense	1,568,887	1,461,354	1,203,901

Net income	2,785,206	2,650,893	2,200,812
Preferred stock dividends	(119,295)	(119,295)	(119,292)

Net income available to common stockholders	$2,665,911	$2,531,598	$2,081,520

Basic earnings per common share	$0.85	$0.85	$0.71

Diluted earnings per common share	$0.78	$0.76	$0.63

Basic weighted average common shares outstanding	3,126,834	2,967,554	2,930,012

Diluted weighted average common shares outstanding	3,564,272	3,507,794	3,486,556

Dividends declared per common share	$0.15	$-	$-

See Notes to Consolidated Financial Statements

Consolidated Statements of Stockholders’ Equity

For the years ended December 31, 2007, 2006 and 2005

	Convertible Preferred Stock		Common Stock		Retained	Accumulated Other Comprehensive
	Shares	Amount	Shares	Amount	Earnings	Income (Loss)	Total
Balance, December 31, 2004	189,356	$2,620,235	1,211,008	$8,100,261	$4,337,224	$(12,389)	$15,045,421

Comprehensive income
Net income	-	-	-	-	2,200,812	-	2,200,812
Net change in unrealized gain (loss) on investment securities available for sale, net of income tax benefit of $(1,764)	-	-	-	-	-	(2,811)	(2,811)
Total comprehensive income							2,198,001

Common stock options exercised	-	-	15,737	94,118	-	-	94,118
Tax benefit related to exercise of non-qualified stock options	-	-		42,538	-	-	42,538
Common stock split effected in the form of a common stock dividend	-	-	245,349	-	-	-	-
Dividends declared on convertible preferred stock ($.63 per share)	-	-	-	-	(119,292)	-	(119,292)

Balance, December 31, 2005	189,356	2,620,325	1,472,094	8,236,917	6,418,744	(15,200)	17,260,786

Comprehensive income
Net income	-	-	-	-	2,650,893	-	2,650,893
Net change in unrealized gain (loss) on investment securities available for sale, net of income tax expense of $6,738	-	-	-	-	-	10,740	10,740

Total comprehensive income							2,661,633
Common stock options exercised, net of shares surrendered in cashless exchange	-	-	29,832	129,355	-	-	129,355
Tax benefit related to exercise of non-qualified stock options	-	-	-	99,127	-	-	99,127
Fractional shares purchased	-	-	(842)	(19,641)	-	-	(19,641)
Stock based compensation	-	-	-	15,489	-	-	15,489
Common stock splits effected in the form of a common stock dividend	-	-	1,501,084	-	-	-	-
Dividends declared on convertible preferred stock ($.63 per share)	-	-	-	-	(119,295)	-	(119,295)

Balance, December 31, 2006	189,356	2,620,325	3,002,168	8,461,247	8,950,342	(4,460)	20,027,454

Continued

Consolidated Statements of Stockholders’ Equity, continued

For the years ended December 31, 2007, 2006 and 2005

	Convertible Preferred Stock		Common Stock		Retained Earnings	Other Comprehensive Income (Loss)	Total
	Shares	Amount	Shares	Amount
Comprehensive income
Net income	-	-	-	-	2,785,206	-	2,785,206
Net change in unrealized gain (loss) on investment securities available for sale, net of income tax expense of $ 4,735	-	-	-	-	-	7,548	7,548

Total comprehensive income							2,792,754

Common stock options exercised, net of shares surrendered in cashless exchange	-	-	160,596	186,467	-	-	186,467
Tax benefit related to exercise of non-qualified stock options	-	-	-	565,076	-	-	565,076
Stock based compensation	-	-	-	5,149	-	-	5,149
Dividends declared on common stock ($0.15 per share)	-	-	-	-	(474,414)	-	(474,414)
Dividends declared on convertible preferred stock ($.63 per share)	-	-	-	-	(119,295)	-	(119,295)

Balance, December 31, 2007	189,356	$2,620,325	3,162,764	$9,217,939	$11,141,839	$3,088	$22,983,191

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows

For the years ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Cash flows from operating activities
Net income	$2,785,206	$2,650,893	$2,200,812
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	314,933	343,286	364,835
Provision for loan losses	717,629	614,367	460,565
Loss on the sale of foreclosed assets	44,367	324	12,569
Stock-based compensation	5,149	15,489	-
(Gain) loss on disposal of fixed assets	(3,046)	-	20,672
Deferred income taxes	(198,034)	(114,682)	(7,053)
Accretion of discount on securities, net of amortization of premiums	(57,283)	(47,638)	(38,654)
Changes in assets and liabilities:
Accrued income	(158,104)	(233,476)	(230,302)
Other assets	107,521	(133,433)	32,657
Accrued interest payable	26,304	292,024	151,766
Other liabilities	172,266	223,569	103,303

Net cash provided by operating activities	3,756,908	3,610,723	3,071,170

Cash flows from investing activities
Net decrease (increase) in interest-bearing deposits with banks	(10,629,521)	3,896,604	(7,756,226)
Net decrease (increase) in federal funds sold	9,000	95,000	(203,000)
Purchases of investment securities	(4,447,272)	(4,981,162)	(6,450,812)
Maturities of investment securities	5,047,251	5,526,756	5,047,819
Purchases of restricted equity securities	(77,184)	(44,100)	(216,470)
Redemption of restricted equity securities	134,400	-	-
Net increase in loans	(13,884,835)	(12,427,509)	(9,984,991)
Purchase of bank owned life insurance	-	-	(2,650,000)
Increase in cash surrender value of life insurance	(105,883)	(106,717)	(90,420)
Proceeds from the sale of foreclosed assets	506,708	304,395	147,736
Proceeds from sale of property and equipment	9,900	-	-
Purchases of property and equipment	(780,627)	(178,591)	(761,035)

Net cash used in investing activities	(24,218,063)	(7,915,324)	(22,917,399)

Cash flows from financing activities
Net increase in deposits	20,088,962	5,235,599	18,901,705
Net (decrease) in federal funds purchased and securities sold under agreements to repurchase	(362,468)	(648,121)	(2,289,906)
Net increase (decrease) in long-term debt	492,630	(331,038)	3,195,573
Dividends paid on preferred stock	(119,295)	(119,295)	(119,211)
Fractional shares purchased	-	(19,641)	-
Stock options exercised	186,467	129,355	94,118
Tax benefit related to exercise of non-qualified stock options	565,076	99,127	42,538

Net cash provided by financing activities	20,851,372	4,345,986	19,824,817

Net increase (decrease) in cash and cash equivalents	390,217	41,385	(21,412)

Cash and cash equivalents, beginning	1,830,516	1,789,131	1,810,543

Cash and cash equivalents, ending	$2,220,733	$1,830,516	$1,789,131

Continued

Consolidated Statements of Cash Flows, continued

For the years ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Supplemental disclosures of cash flow information
Interest paid	$6,424,279	$4,889,170	$3,495,369

Income taxes paid	$1,096,476	$1,623,610	$1,203,074

Loans transferred to foreclosed properties	$562,412	$346,177	$185,550

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

Note 1.   Organization and Summary of Significant Accounting Policies

Organization

Surrey Bancorp (the “Company”) began operation on May 1, 2003, and was created for the purpose of acquiring all the outstanding shares of common stock of Surrey Bank & Trust. Shareholders of the Bank received six shares of Surrey Bancorp common shares for every five shares of Surrey Bank & Trust common shares owned. The Company is subject to regulation by the Federal Reserve.

Surrey Bank & Trust (the “Bank”) was organized and incorporated under the laws of the State of North Carolina on July 15, 1996, and commenced operations on July 22, 1996. The Bank currently serves Surry County, North Carolina and Patrick County, Virginia and surrounding areas through five banking offices. As a state chartered bank, which is not a member of the Federal Reserve, the Bank is subject to regulation by the State of North Carolina Banking Commission and the Federal Deposit Insurance Corporation.

Surrey Investment Services, Inc. (“Subsidiary”) was organized and incorporated under the laws of the State of North Carolina on February 10, 1998. The subsidiary provides insurance services through SB&T Insurance and investment advice and brokerage services through U-VEST.

On July 31, 2000, Surrey Bank & Trust formed Friendly Finance, LLC, a subsidiary operation specializing in the purchase of sales finance contracts from local automobile dealers. The Bank originally had a 60% majority interest in the company. On March 1, 2003, the Bank acquired the minority interest in Friendly Finance, LLC in exchange for the satisfaction of other commitments of the holder of the minority interest. Effective January 1, 2005, Friendly Finance, LLC changed its name to Freedom Finance, LLC.

The accounting and reporting policies of the Company and subsidiaries follow U.S. generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Critical Accounting Policies

The notes to our audited consolidated financial statements for the year ended December 31, 2007, contain a summary of our significant accounting policies. We believe our policies with respect to the methodology for our determination of the allowance for loan losses, and asset impairment judgments, including the recoverability of intangible assets involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and our Board of Directors.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, the Bank, and Subsidiaries. All significant, intercompany transactions and balances have been eliminated in consolidation.

Business Segments

The Company reports its activities in two business segments. In determining the appropriateness of segment definition, the Company considers the materiality of potential business segments and components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment. For more information on business segments see Note 21.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Notes to Consolidated Financial Statements

Note 1.   Organization and Summary of Significant Accounting Policies, continued

Use of Estimates, continued

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan and foreclosed real estate losses, management obtains independent appraisals for significant properties.

Substantially all of the Company’s loan portfolio consists of loans in its market area. Accordingly, the ultimate collectibility of a substantial portion of the Company’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions. The regional economy is diverse, but influenced to an extent by the manufacturing and agricultural segments.

While management uses available information to recognize loan and foreclosed real estate losses, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Company’s allowances for loan and foreclosed real estate losses. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for loan and foreclosed real estate losses may change materially in the near term.

Cash and Cash Equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “cash and due from banks.”

Interest-bearing Deposits with Banks

Interest-bearing deposits with banks mature within one year and are carried at cost. These deposits are primarily at the Federal Home Loan Bank of Atlanta and Silverton Bank (formerly The Bankers Bank) and are in sweep accounts, which sweep excess funds out nightly and invest the funds in accounts that pay a daily rate that mirrors the federal funds rate.

Trading Securities

The Company does not hold securities for short-term resale and therefore does not maintain a trading securities portfolio.

Securities Held to Maturity

Bonds, notes, and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates. No securities held by the Company at December 31, 2007 and 2006 were classified as held to maturity.

Securities Available for Sale

Available for sale securities are reported at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as held to maturity securities.

Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of stockholders’ equity. Realized gains and losses on the sale of available for sale securities are determined using the specific-identification method and are recorded on a trade-date basis. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Notes to Consolidated Financial Statements

Note 1.   Organization and Summary of Significant Accounting Policies, continued

Securities Available for Sale, continued

Declines in the fair value of individual held to maturity and available for sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses. In determining whether other than temporary impairment exist, management considers many factors, including (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and the ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans Held for Sale

Government guaranteed loans originated in the normal course of business are sometimes sold into the secondary market. These sales are of the guaranteed portion of the loans only. The loans are generally variable rate loans which eliminates the market risk to the Bank and are therefore carried at cost.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amount adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan using the interest method. Discounts and premiums on any purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on any purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When the interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Payments received on nonaccrual loans are first applied to principal and any residual amounts are then applied to interest. When facts and circumstances indicate the borrower has regained the ability to meet the required payments, the loan is returned to accrual status. Past due loans are determined on the basis of contractual terms.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Notes to Consolidated Financial Statements

Note 1.   Organization and Summary of Significant Accounting Policies, continued

Allowance for Loan Losses, continued

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Generally, purchased servicing rights are capitalized at the cost to acquire the rights. For sales of government guaranteed loans, a portion of the cost of originating the loan is allocated to the servicing right based on relative fair value. Fair value is based on market prices for comparable servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. At December 31, 2007, the Company had no servicing assets recorded.

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights into tranches based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is less than the capitalized amount for the tranche, a reduction of the allowance may be recorded as an increase to income.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of servicing rights is netted against loan servicing fee income.

Property and Equipment

Land is carried at cost. Premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

Years
Buildings and improvements	10-40
Furniture and equipment	3-25

Notes to Consolidated Financial Statements

Note 1.   Organization and Summary of Significant Accounting Policies, continued

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less anticipated cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in foreclosed asset expense. The historical average holding period for such properties is less than six months.

Goodwill

Goodwill consists of premiums paid on acquisitions of insurance agencies. Goodwill is evaluated for impairment on an annual basis. Any impairment is charged against income in the period of impairment.

Employee Benefit Plans

The Company has a defined contribution plan qualifying under IRS Code Section 401(k). Employee contributions are matched by the Company up to the first four percent of an employee’s contribution. The Company match is expensed as incurred. In 2008, the Company intends to begin matching up to the first six percent of an employee’s contribution.

The Company has a noncontributory, nonqualified supplemental executive retirement plan (“SERP”) covering certain executive employees. The plan calls for monthly payments payable for the life of the executive, generally beginning at the age of 65. The SERP costs, which are actuarially determined and recorded on an unfunded basis, are charged to current operations and credited to a liability account on the consolidated balance sheet.

The Company has a deferred compensation plan under which directors may elect to defer their directors’ fees. Participating directors receive an additional 30% matching contribution from the Company. Benefit payments are paid for a specific number of years, generally beginning at age 65. The deferred compensation cost, including the Company’s matching contribution, are charged to current operations and credited to a liability account on the consolidated balance sheet.

Stock-based Compensation

During the first quarter of 2006, the Company adopted the provisions of, and began accounting for stock-based compensation in accordance with, the Financial Accounting Standards Board’s (FASB) Statement of Financial Accounting Standards No. 123-revised 2004 (SFAS 123R), Share-Based Payment which replaces Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees. Under the fair value recognition provisions of this statement, stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. The Company elected the modified prospective method, under which prior periods are not revised for comparative purposes. The valuation provisions of SFAS 123R apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified. Estimated compensation for the grants that were outstanding as of the effective date will be recognized over the remaining service period using the compensation cost estimated for the SFAS 123 pro forma disclosures.

The adoption of SFAS 123R did not have a material impact on the Company’s consolidated financial position, results of operations and cash flows. See Note 15 for further information regarding the Company’s stock based compensation assumptions and expenses.

Notes to Consolidated Financial Statements

Note 1.   Organization and Summary of Significant Accounting Policies, continued

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes

Provision for income taxes is based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Deferred income tax liability relating to unrealized appreciation (or the deferred tax asset in the case of unrealized depreciation) on investment securities available for sale is recorded in other liabilities (assets). Such unrealized appreciation or depreciation is recorded as an adjustment to equity in the financial statements and not included in income determination until realized. Accordingly, the resulting deferred income tax liability or asset is also recorded as an adjustment to equity.

The Company classifies interest accrued on unrecognized tax benefits with interest expense. Penalties accrued on unrecognized tax benefits are classified with operating expenses.

In 2006, the FASB issued Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes – an Interpretation of SFAS No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 also prescribes a recognition threshold and measurement of a tax position taken or expected to be taken in an enterprise’s tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. Accordingly, Surrey Bancorp adopted FIN 48 effective January 1, 2007. The adoption of FIN 48 did not have any impact on the Company’s consolidated financial position or operations.

Basic Earnings per Common Share

Basic earnings per common share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

Diluted Earnings per Common Share

The computation of diluted earnings per common share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares.

Comprehensive Income

Annual comprehensive income reflects the change in the Company’s equity during the year arising from transactions and events other than investments by and distributions to shareholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of shareholders’ equity rather than as income or expense.

Notes to Consolidated Financial Statements

Note 1.   Organization and Summary of Significant Accounting Policies, continued

Advertising Cost

The Company incurred marketing and advertising cost of $123,360, $138,170 and $115,709 for the years ended December 31, 2007, 2006 and 2005, respectively. The amounts are expensed as incurred and included in the statements of income under other expense.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under line of credit arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and due from banks: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

Interest-bearing deposits with banks: Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

Federal funds sold: Due to the short-term nature of these assets, the carrying value approximates fair value.

Available for sale and held to maturity securities: Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying values of restricted equity securities approximate fair values.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.

Bank owned life insurance: The carrying amount reported in the balance sheet approximates the fair value as it represents the cash surrender value of the life insurance.

Deposit liabilities: The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

Notes to Consolidated Financial Statements

Note 1.   Organization and Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments, continued

Federal funds purchased, securities sold under agreements to repurchase and short-term debt: The carrying amounts of federal funds purchased, securities sold under agreements to repurchase and short-term debt approximate their fair values.

Long-term debt: The fair value of long-term debt is estimated using a discounted cash flow calculation that applies interest rates currently available on similar instruments.

Other liabilities: For fixed-rate loan commitments, fair value considers the difference between current levels of interest rates and the committed rates. The carrying amounts of other liabilities approximates fair value.

Reclassification

Certain reclassifications have been made to the prior years’ financial statements to place them on a comparable basis with the current year. Net income and stockholders’ equity previously reported were not affected by these reclassifications.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This standard eliminates inconsistencies found in various prior pronouncements but does not require any new fair value measurements. SFAS 157 is effective for the Company on January 1, 2008 and will not impact the Company’s accounting measurements but it is expected to result in additional disclosures.

In September 2006, The FASB ratified the consensuses reached by the FASB’s Emerging Issues Task Force (EITF) relating to EITF 06-4, Accounting for the Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangement (EITF 06-4). Entities purchase life insurance for various reasons including protection against loss of key employees and to fund postretirement benefits. The two most common types of life insurance arrangements are endorsement split dollar life and collateral assignment split dollar life. EITF 06-4 covers the former and EITF 06-10 (discussed below) covers the latter. EITF 06-4 states that entities with endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to postretirement periods should recognize a liability for future benefits in accordance with SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, (if, in substance, a postretirement benefit plan exists) or Accounting Principles Board (APB) Opinion No. 12, Omnibus Opinion—1967 (if the arrangement is, in substance, an individual deferred compensation contract). Entities should recognize the effects of applying this issue through either (a) a change in accounting principle through a cumulative-effect adjustment to retained earnings or to other components of equity or net assets in the statement of financial position as of the beginning of the year of adoption or (b) a change in accounting principle through retrospective application to all prior periods. EITF 06-4 is effective for the Company on January 1, 2008. The reduction of retained earnings resulting from the cumulative-effect of the adoption of EITF 06-4 in 2008 will amount to $43,346. Expense amounting to approximately $14,800 will be recognized in salaries and benefits expense in the year ending December 31, 2008.

Notes to Consolidated Financial Statements

Note 1.   Organization and Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In September 2006, the FASB ratified the consensus reached on EITF 06-5, Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance (EITF 06-5). EITF 06-5 states that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract. EITF 06-5 also states that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). EITF 06-5 was effective for the Company on January 1, 2007. The adoption of EITF 06-5 did not have a material impact on its financial position, results of operations or cash flows.

In March 2007, the FASB ratified the consensus reached on EITF 06-10, Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements (EITF 06-10). The postretirement aspect of this EITF is substantially similar to EITF 06-4 discussed above and requires that an employer recognize a liability for the postretirement benefit related to a collateral assignment split-dollar life insurance arrangement in accordance with either FASB Statement No. 106 or APB Opinion No. 12, as appropriate, if the employer has agreed to maintain a life insurance policy during the employee’s retirement or provide the employee with a death benefit based on the substantive agreement with the employee. In addition, a consensus was reached that an employer should recognize and measure an asset based on the nature and substance of the collateral assignment split-dollar life insurance arrangement. EITF 06-10 is effective for the Company on January 1, 2008. The adoption of EITF 06-10 will not have a material impact on its financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115. This statement permits, but does not require, entities to measure many financial instruments at fair value. The objective is to provide entities with an opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Entities electing this option will apply it when the entity first recognizes an eligible instrument and will report unrealized gains and losses on such instruments in current earnings. This statement 1) applies to all entities, 2) specifies certain election dates, 3) can be applied on an instrument-by-instrument basis with some exceptions, 4) is irrevocable and 5) applies only to entire instruments. One exception is demand deposit liabilities which are explicitly excluded as qualifying for fair value. With respect to SFAS 115, available-for-sale and held-to-maturity securities at the effective date are eligible for the fair value option at that date. If the fair value option is elected for those securities at the effective date, cumulative unrealized gains and losses at that date shall be included in the cumulative-effect adjustment and thereafter, such securities will be accounted for as trading securities. SFAS 159 is effective for the Company on January 1, 2008. The Company is currently analyzing the fair value option that is permitted, but not required, under SFAS 159.

In June 2007, the FASB ratified the consensus reached by the EITF with respect to EITF 06-11, Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards (EITF 06-11). Under EITF 06-11, a realized income tax benefit from dividends or dividend equivalents that are charged to retained earnings and are paid to employees for equity-classified nonvested equity shares, nonvested equity share units and outstanding equity share options should be recognized as an increase in additional paid-in capital. This EITF is to be applied prospectively to the income tax benefits that result from dividends on equity-classified employee share-based payment awards that are declared beginning in 2008, and interim periods within those fiscal years. Early application is permitted. The Company does not believe the adoption of EITF 06-11 will have a material impact on its financial position, results of operations or cash flows.

Notes to Consolidated Financial Statements

Note 1.   Organization and Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In November 2007, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value Through Earnings (SAB 109). SAB 109 expresses the current view of the SEC staff that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SEC registrants are expected to apply this guidance on a prospective basis to derivative loan commitments issued or modified in the first quarter of 2008 and thereafter. The Company does not anticipate that this guidance will have a material impact on the financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, (SFAS 141(R)) which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FAS 141(R) is effective for acquisitions by the Company taking place on or after January 1, 2009. Early adoption is prohibited. Accordingly, a calendar year-end company is required to record and disclose business combinations following existing accounting guidance until January 1, 2009. The Company will assess the impact of SFAS 141(R) if and when a future acquisition occurs.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin (ARB) No. 51 (SFAS 160). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Before this statement, limited guidance existed for reporting noncontrolling interests (minority interest). As a result, diversity in practice exists. In some cases minority interest is reported as a liability and in others it is reported in the mezzanine section between liabilities and equity. Specifically, SFAS 160 requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financials statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interests. SFAS 160 is effective for the Company on January 1, 2009. Earlier adoption is prohibited. The Company is currently evaluating the impact, if any, the adoption of SFAS 160 will have on its consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Note 2. Restrictions on Cash

To comply with banking regulations, the Company is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $1,104,000 and $999,000 for the periods including December 31, 2007 and 2006, respectively.

Notes to Consolidated Financial Statements

Note 3.   Securities

Debt and equity securities have been classified in the balance sheets according to management’s intent. The carrying amounts of securities available for sale and their approximate fair values at December 31, 2007 and 2006 follow:

2007	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

Government-sponsored enterprises	$2,996,111	$4,986	$597	$3,000,500
Mortgage-backed securities	117,196	648	11	117,833

	$3,113,307	$5,634	$608	$3,118,333

2006

Government-sponsored enterprises	$3,516,417	$1,091	$8,666	$3,508,842
Mortgage-backed securities	139,586	317	-	139,903

	$3,656,003	$1,408	$8,666	$3,648,745

Restricted equity securities were $994,014 and $1,051,230 at December 31, 2007 and 2006, respectively. Restricted equity securities primarily consist of investments in stock of the Federal Home Loan Bank of Atlanta (“FHLB”) and Community Bankers Bank. These investments are carried at cost. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow money. The Company is required to hold that stock so long as it borrows from the FHLB.

At December 31, 2007 and 2006, substantially all investment securities were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Maturities of mortgage-backed bonds are stated based on contractual maturities. Actual maturities of these bonds may vary as the underlying mortgages are prepaid. The scheduled maturities of securities (all available for sale) at December 31, 2007, were as follows:

	Amortized Cost	Fair Value
Due in one year or less	$1,996,111	$1,996,200
Due after one year through five years	1,000,000	1,004,300
Due after five years through ten years	23,193	23,408
Due after ten years	94,003	94,425

	$3,113,307	$3,118,333

For the years ended December 31, 2007, 2006 and 2005, the Company had no gain or loss from the sale of investment securities. All were held to their scheduled maturity dates or call date.

The following table shows investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2007 and 2006. These unrealized losses on investment securities are a result of volatility in interest rates and relate to three government-sponsored enterprise securities at December 31, 2007.

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2007

Government-sponsored enterprises	$1,495,750	$597	$-	$-	$1,495,750	$597
Mortgage backed securities	12,267	11	-	-	12,267	11

	$1,508,017	$608	$-	$-	$1,508,017	$608

Notes to Consolidated Financial Statements

Note 3.   Securities, continued

2006

Government-sponsored enterprises	$3,013,842	$3,666	$495,000	$5,000	$3,508,842	$8,666
Mortgage backed securities	-	-	-	-	-	-

	$3,013,842	$3,666	$495,000	$5,000	$3,508,842	$8,666

Management considers the nature of the investment, the underlying causes of the decline in market value, the severity and duration of the decline in market value and other evidence, on a security by security basis, in determining if the decline in market value is other than temporary. Management believes all unrealized losses presented in the table above to be temporary in nature.

Note 4.   Loans Receivable

The major components of loans in the balance sheets at December 31, 2007 and 2006 are as follows:

	2007	2006
Commercial	$117,802,940	$104,322,425
Real estate:
Construction and land development	4,149,219	5,899,497
Residential, 1-4 families	35,064,796	33,576,325
Farmland	307,586	334,997
Nonfarm, nonresidential	570,276	636,967
Agricultural	89,914	114,734
Consumer, net of discounts of $63,276 in 2007 and $88,174 in 2006	10,945,019	11,155,249
Other	295,290	308,700

	169,225,040	156,348,894
Deferred loan origination costs, net of fees	13,325	34,417

	169,238,365	156,383,311
Allowance for loan losses	(2,781,565)	(2,531,305)

	$166,456,800	$153,852,006

Note 5.   Allowance for Loan Losses

Changes in the allowance for loan losses are as follows:

	2007	2006	2005
Balance, beginning	$2,531,305	$2,311,298	$2,294,131

Provision charged to expense	717,629	614,367	460,565
Recoveries of amounts charged off	51,140	118,877	36,502
Amounts charged off	(518,509)	(513,237)	(479,900)

Balance, ending	$2,781,565	$2,531,305	$2,311,298

The following is a summary of information pertaining to impaired loans at December 31:

	2007	2006
Impaired loans without a valuation allowance	$337,133	$253,173
Impaired loans with a valuation allowance	865,131	343,945

Total impaired loans	$1,202,264	$597,118

Valuation allowance related to impaired loans	$187,919	$92,211

Notes to Consolidated Financial Statements

Note 5.   Allowance for Loan Losses, continued

The average annual recorded investment in impaired loans and interest income recognized on impaired loans for the years ended December 31, 2007, 2006, and 2005, (all approximate) are summarized below:

	2007	2006	2005
Average investment in impaired loans	$243,000	$474,000	$857,000

Interest income recognized on impaired loans	$25,800	$21,300	$28,500

Interest income recognized on a cash basis on impaired loans	$7,200	$13,600	$18,000

No additional funds are committed to be advanced in connection with impaired loans.

Nonaccrual loans were $350,141 and $304,064 at December 31, 2007 and December 31, 2006 respectively and are included in the table above. There were $49,001 in loans past due 90 days or more at December 31, 2007, not included in nonaccrual loans. There were no such loans at December 31, 2006.

Note 6.   Loan Servicing

During 2005, the Company began selling the guaranteed portion of certain government guaranteed commercial loans in the secondary market. The Company continues to service these loans that totaled $8,456,948 and $7,090,449 at December 31, 2007 and 2006, respectively. Management believes the value of the servicing asset approximates the fair value of the services the Company must perform related to these loans. Accordingly, no servicing asset or liability is recognized at December 31, 2007 or 2006. Gains on the sale of government guaranteed loans are presented as a separate component of noninterest income on the consolidated statements of income for the years ended December 31, 2007, 2006, and 2005.

Note 7.   Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 2007 and 2006 are as follows:

	2007	2006
Land and improvements	$1,449,822	$1,307,551
Buildings and improvements	3,184,975	3,165,171
Furniture and equipment	2,227,879	2,153,456
Construction in progress	516,888	-

	7,379,564	6,626,178
Less accumulated depreciation	(2,477,467)	(2,182,921)

	$4,902,097	$4,443,257

At December 31, 2007, Company premises with a carrying value of $108,261 were pledged as collateral for a mortgage loan.

Depreciation expense amounted to $314,933, $343,286 and $364,835 for the years ended December 31, 2007, 2006 and 2005, respectively.

The Company’s West Pine Street branch and Stuart branch (land only) are leased under operating leases at a monthly rental of $1,969 and $1,546, respectively. The West Pine Street lease is for a five-year term, which expires March 31, 2010. The Company has the option to renew the lease for three additional five-year terms. The Stuart, Virginia branch land lease is a month-to-month lease that is expected to terminate during 2008 when the Stuart branch moves to a newly constructed permanent office. Rental expense was $41,810, $41,149 and $56,105 for 2007, 2006 and 2005, respectively.

Notes to Consolidated Financial Statements

Note 7.   Property and Equipment, continued

Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2007, pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows:

2008	$23,625
2009	23,625
2010	5,906
2011 and thereafter	-

$53,156

Note 8.   Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2007 and 2006, was $38,482,107 and $36,048,910, respectively. At December 31, 2007, the scheduled maturities of total time deposits are as follows:

2008	$86,348,067
2009	8,124,096
2010	2,076,359
2011	2,373,865
Thereafter	1,686,454

$100,608,841

Note 9.   Short-Term Debt

Short-term debt consists of federal funds purchased and securities sold under agreements to repurchase, which generally mature within one to four days from the transaction date, and other short-term borrowings. Additional information at December 31, 2007, 2006 and 2005, and for the periods then ended is summarized below:

	2007	2006	2005
Outstanding balance at December 31	$147,327	$509,795	$1,157,917

Year-end weighted average rate	3.20%	4.40%	3.44%

Daily average outstanding during the year	$696,780	$725,809	$723,321

Average rate for the year	4.39%	4.13%	2.13%

Maximum outstanding at any month-end during the year	$1,266,342	$1,100,650	$1,796,298

Lines of Credit

The Company has established various credit facilities to provide additional liquidity if and as needed. These include unsecured lines of credit with correspondent banks totaling $12,700,000 and a secured line of credit with the Federal Home Loan Bank of Atlanta of approximately $14,932,000. At December 31, 2007 and 2006, there were no outstanding balances due on the unsecured lines of credit with correspondent banks. Amounts due to the Federal Home Loan Bank of Atlanta on the secured line of credit at December 31, 2007 and 2006 amounted to $13,450,000 and $12,450,000, respectively and are classified as long-term debt.

Notes to Consolidated Financial Statements

Note 10.   Long-Term Debt

The Company’s long-term debt includes instruments bearing fixed rates ranging from 3.29% to 8.0%, convertible rate instruments bearing rates ranging from 3.71% to 4.95%, and a variable rate instrument tied to the one-month LIBOR rate. The rate as of December 31, 2007 was 7.225%. The weighted average rate of all long-term debt at December 31, 2007 was 4.48%. Collateral consist of real estate, substantially all 1-4 family first lien residential real estate loans and certain investment securities. The contractual maturities of long-term debt are as follows:

2008	$3,206,117
2009	3,000,000
2010	2,250,000
2011	1,350,000
2012	350,000
Thereafter	4,500,000

$14,656,117

Note 11.   Financial Instruments

Fair Values

The estimated fair values of the Company’s financial instruments are as follows (dollars in thousands):

	December 31, 2007		December 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$2,221	$2,221	$1,831	$1,831
Federal funds sold and interest-bearing deposits with banks	27,648	27,648	17,028	17,028
Securities, available for sale	3,118	3,118	3,649	3,649
Restricted equity securities	994	994	1,051	1,051
Loans, net of allowance for loan losses	166,457	167,578	153,852	153,793
Bank owned life insurance	2,953	2,953	2,847	2,847

Financial liabilities
Deposits	$171,181	$167,557	$151,091	$145,212
Federal funds purchased and securities sold under agreements to repurchase	147	147	510	510
Long-term debt	14,656	14,787	14,163	14,204
Commitments and contingencies	-	-	-	-

Note 12.   Stockholders’ Equity

On May 1, 2003, Surrey Bancorp exchanged six shares of its no par value common stock for every five shares of $4.00 par value common stock of Surrey Bank & Trust. Fractional shares resulting from the transaction were paid in cash.

On June 12, 2003, the Company issued 189,356 shares of Series A, 4.5% Convertible Non-Cumulative Perpetual Preferred Stock at a liquidation value of $14.00 per share. The issue was a private placement of which the net proceeds amounted to $2,620,325. The shares are convertible into 2.0868 shares of common stock.

In February, 2006, the Company declared a 20% common stock split effected in the form of a dividend that was retroactively applied to the previous year’s earnings per share and other related calculations.

Notes to Consolidated Financial Statements

Note 12.   Stockholders’ Equity, continued

On December 28, 2006, the Company declared a 2 for 1 common stock split effected in the form of a common stock dividend for shareholders of record on February 15, 2007. The effects of the 2 for 1 common stock split effected in the form of a common stock dividend have been retroactively applied to the current and previous years’ earnings per share and other related calculations.

Note 13.   Earnings Per Share

The following table details the computation of basic and diluted earnings per share for the years ended December 31, 2007, 2006 and 2005.

	2007	2006	2005
Net income	$2,785,206	$2,650,893	$2,200,812
Preferred stock dividends	(119,295)	(119,295)	(119,292)

Net income (income available to common shareholders)	$2,665,911	$2,531,598	$2,081,520

Weighted average common shares outstanding	3,126,834	2,967,554	2,930,012

Effect of dilutive securities:
Options	42,290	145,092	161,396
Convertible preferred stock	395,148	395,148	395,148

Weighted average common shares outstanding, diluted	3,564,272	3,507,794	3,486,556

Basic earnings per share	$0.85	$0.85	$0.71

Diluted earnings per share	$0.78	$0.76	$0.63

Note 14.   Employee Benefit Plans

The Company has a defined contribution plan (the Plan) qualifying under IRS Code Section 401(k). Eligible participants in the Plan can contribute up to the maximum percentage allowable not to exceed the dollar limit under IRC Section 401(k). Employee contributions are matched by the Company based on 100% of the first four percent of an employee’s contribution. For the years ended December 31, 2007, 2006 and 2005, the Company contributed $89,420, $83,059 and $72,490 to the Plan, respectively. Beginning in 2008, the Company intends to begin matching 100% of the first six percent of an employee’s contribution.

During 2005, the Company adopted a Supplemental Retirement Benefit Plan (SERP) to provide future compensation to certain members of management upon retirement. Under plan provisions, payments projected to range from $16,388 to $89,914, per year, are payable for the life of the executive, generally beginning at age 65. The liability accrued for the compensation under the plan was $244,379 and $149,769 at December 31, 2007 and 2006, respectively. Employee benefits expense, an actuarially determined amount, was $94,610, $82,959, and $66,810 for the years ended December 31, 2007, 2006, and 2005, respectively. The assumed discount rate for the plan was 7.0% at December 31, 2007, 2006, and 2005.

During 2005, the Company also adopted a deferred compensation plan under which directors may elect to defer their directors’ fees. Participating directors receive an additional 30% matching contribution and will be paid an annual benefit for a specified number of years after retirement, generally beginning at age 65. The maximum payout period is ten years. The liability accrued for deferred directors’ fees was $300,341 and $135,791 at December 31, 2007, and 2006, respectively. Deferred directors’ fees expensed under the plan for the years ended December 31, 2007, 2006, and 2005 were $164,550, $72,511, and $63,280, respectively.

The Company has purchased and is the primary beneficiary of life insurance policies indirectly related to the Supplemental Retirement Benefit Plan and the directors’ deferred compensation liability. The cash value of the life insurance policies totaled $2,953,020 and $2,847,137 at December 31, 2007 and 2006, respectively.

Notes to Consolidated Financial Statements

Note 15.   Stock Based Compensation

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payment, (SFAS No. 123R) which was issued by the FASB in December 2004. SFAS No. 123R revises SFAS No. 123, Accounting for Stock Based Compensation, and supersedes APB No. 25, Accounting for Stock Issued to Employees, and its related interpretations. SFAS No. 123R requires recognition of the services received in exchange for an award based on the grant-date fair value of the award. SFAS No. 123R also amends SFAS No. 95, Statement of Cash Flows, to require that excess tax benefits be reported as financing cash inflows, rather than as a reduction of taxes paid, which is included within operating cash flows.

The Company adopted SFAS No. 123R using the modified prospective application as permitted under SFAS No. 123R. Accordingly, prior period amounts have not been restated. Under this application, the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. Prior to the adoption of SFAS No. 123R, the Company used the intrinsic value method as prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and thus recognized no compensation expense for options granted with exercise prices equal to the fair market value of the Company’s common stock on the date of grant.

The Company has two share-based compensation plans, which are described below. The compensation cost that has been charged against income for those plans was approximately $7,801 and $23,468 for the years ended December 31, 2007 and 2006, respectively. The income tax benefit recognized for share-based compensation arrangements was approximately $2,652 and $7,979 for the years ended December 31, 2007 and 2006, respectively.

The Company has a qualified incentive stock option plan which reserves, as amended, 93,884 shares (adjusted for stock exchange, splits, dividends and exercised shares) for purchase by eligible employees. Options granted under this plan vest at the rate of 20% per year, expire not more than ten years from the date of grant, and are exercisable at not less than the fair market value of the stock at the date of the grant. This plan expired on June 1, 2007. Before the plan expired, the 43,296 remaining shares available for grant were granted.

The Company also has a non-qualified stock option plan, which reserves, as amended, 22,512 shares (adjusted for stock exchange, splits, dividends and exercised shares) for purchase by non-employee directors. Options granted under this plan are exercisable after six months from the date of the grant at not less than the fair market value of the stock at the date of the grant. The life of such options shall not extend more than ten years from the date of the grant. This plan also expired on June 1, 2007. The six remaining shares not grated as of that date expired.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The risk-free interest rate is based on the U.S. Treasury rate for the expected life at the time of grant. Volatility is based on the volatilities of our trading history. The expected life is based on the average life of the options of 10 years and the weighted average graded vesting period of 5 years, and forfeitures are considered immaterial based on the historical data of the Company. The following table illustrates the assumptions for the Black-Scholes model used in determining the fair value of options granted to employees for the year ended December 31, 2007. No options were granted during the years ended December 31, 2006 and 2005.

Year Ended December 31, 2007
Dividend yield	0.00%
Risk-free rate	4.87%
Volatility	21.59%
Expected life	10 years

Notes to Consolidated Financial Statements

Note 15.   Stock Based Compensation, continued

A summary of option activity under the stock option plans during the years ended December 31, 2007, 2006 and 2005 is presented below:

	Options Available	Options Outstanding	Weighted Average Exercise Price
Balance at December 31, 2004	18,043	146,472	$5.33
Exercised	-	(15,737)	5.98
Authorized	-	-	-
Forfeited	-	-	-
Granted	-	-	-
Common stock dividend	3,608	26,137	-

Balance at December 31, 2005	21,651	156,872	5.38

Exercised	-	(30,778)	4.96
Authorized	-	-	-
Forfeited	-	-	-
Granted	-	-	-
2 for 1 common stock split	21,651	126,094	-

Balance at December 31, 2006	43,302	252,188	2.74

Exercised	-	(179,088)	2.49
Authorized	-	-	-
Forfeited	-	-	-
Granted	(43,296)	43,296	13.27
Expired	(6)	-	-

Balance at December 31, 2007	-	116,396	7.07

The following table sets forth the exercise prices, the number of options outstanding and the number of options exercisable at December 31, 2007:

Exercise Price	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Contractual Life Remaining (Years)	Number of Options Exercisable	Weighted Average Exercise Price
$3.03	7,062	$3.03	1.6	7,062	$3.03
3.95	13,306	3.95	3.1	13,306	3.95
2.57	39,668	2.57	3.6	39,668	2.57
5.30	9,464	5.30	5.3	7,160	5.30
6.15	3,600	6.15	6.3	2,160	6.15
13.27	43,296	13.27	9.4	-	13.27

Total/Average	116,396	7.07	5.8	69,356	7.07

Notes to Consolidated Financial Statements

Note 15.   Stock Based Compensation, continued

The following table sets forth information pertaining to the Company’s exercisable options and options expected to vest, as of December 31, 2007:

Incentive and non qualified stock options:
Fair value of options granted during period expected to vest	$219,944

Aggregate intrinsic value of exercisable and nonvested options expected to vest	$516,521

Number of nonvested options expected to vest	47,040

Weighted average price of nonvested options expected to vest	$12.66

Weighted average remaining life of nonvested options expected to vest	4.12

Intrinsic value of nonvested options expected to vest	$-

No options were granted during the year ended December 31, 2006 and 2005.

As of December 31, 2007, there was $151,313 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plans. That cost is expected to be recognized over a weighted-average period of 4.12 years. The total fair value of shares vested during the year ended December 31, 2007 was $40,370.

The following table illustrates the effect on net income available to common stockholders if the Company had applied the fair value recognition provisions of SFAS No. 123 with respect to the year ended December 31, 2005.

Net income available to common shareholders, as reported	$2,081,520
Stock-based employee compensation expense determined under fair value based method of all awards, net of related income tax effects	(21,106)

Pro forma net income	$2,060,414

Earnings per share – basic, as reported	$0.71

Earnings per share – diluted, as reported	$0.63

Earnings per share – basic, proforma	$0.71

Earnings per share – diluted, proforma	$0.63

Notes to Consolidated Financial Statements

Note 16.   Income Taxes

Current and Deferred Income Tax Components

The components of income tax expense are as follows:

	2007	2006	2005
Current	$1,766,921	$1,576,036	$1,210,954
Deferred	(198,034)	(114,682)	(7,053)

	$1,568,887	$1,461,354	$1,203,901

Rate Reconciliation

A reconciliation of expected income tax expense (benefit) computed at the statutory federal income tax rate to income tax expense included in the statements of income is as follows:

	2007	2006	2005
Expected tax expense	$1,480,392	$1,398,164	$1,157,602
State income tax, net of federal tax benefit	138,285	143,305	124,376
Tax exempt income	(54,956)	(93,283)	(32,977)
Other	5,166	13,168	(45,100)

	$1,568,887	$1,461,354	$1,203,901

Deferred Income Tax Analysis

The significant components of net deferred tax assets (primarily Federal) at December 31, 2007 and 2006 are summarized as follows:

	2007	2006
Deferred tax assets
Allowance for loan losses	$1,003,217	$905,093
Deferred compensation liability	209,990	110,083
Net unrealized loss on securities available for sale	-	2,798
Lower of cost or market adjustment on loans transferred from available for sale to portfolio	47,112	53,162

	1,260,319	1,071,136

Deferred tax liabilities
Depreciation	220,994	226,587
Net unrealized gain on securities available for sale	1,938	-
Net deferred loan fees	5,137	-
Other	12,370	22,702

	240,439	249,289

Net deferred tax asset	$1,019,880	$821,847

The Company files tax returns in the United States Federal jurisdiction and the states of North Carolina and Virginia.

The Company has analyzed the tax positions taken or expected to be taken in its tax returns and has concluded it has no liability related to uncertain tax positions in accordance with FIN 48.

Notes to Consolidated Financial Statements

Note 17.   Commitments and Contingencies

Litigation

In the normal course of business the Company is involved in various legal proceedings. After consultation with legal counsel, management believes that any liability resulting from such proceedings will not be material to the financial statements.

Financial Instruments with Off-Balance-Sheet Risk

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheets.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Company’s commitments at December 31, 2007 and 2006 is as follows:

	2007	2006
Commitments to extend credit, including unused lines of credit	$27,851,465	$32,016,798
Standby letters of credit	1,480,754	1,311,107

	$29,332,219	$33,327,905

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary. The commitments carry both fixed and variable rates of interest.

Concentrations of Credit Risk

Substantially all of the Company’s loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Company’s market area and such customers are generally depositors of the Company. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Company, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of approximately $3,400,000 unless guaranteed by SBA or USDA Rural Development Corporation. Although the Company has a reasonably diversified loan portfolio, the following industries are considered to be concentrations: heavy and civil engineering construction, motion picture and sound recording, crop production, trucking, used car dealers, metal products fabrication and building construction.

Notes to Consolidated Financial Statements

Note 17.   Commitments and Contingencies, continued

Other Commitments

The Company has entered into employment agreements with certain of its key officers covering duties, salary, benefits, provisions for termination and Company obligations in the event of merger or acquisition.

Note 18.   Regulatory Restrictions

Dividends

The Company’s principal source of funds for dividend payments is dividends received from the Bank. The Bank, as a North Carolina banking corporation, may pay cash dividends only out of undivided profits as determined pursuant to North Carolina banking laws. However, regulatory authorities may limit payment of dividends by a bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the Bank.

Intercompany Transactions

The Bank’s legal lending limit on loans to the Company are governed by Federal Reserve Act 23A, and differ from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers’ acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of the loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $2,126,000 at December 31, 2007. No 23A transactions were deemed to exist between the Company and the Bank at December 31, 2007 and 2006.

Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2007, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2007, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events after that notification that management believes to have changed the institution’s category.

Notes to Consolidated Financial Statements

Note 18.   Regulatory Restrictions, continued

The Company’s and Bank’s actual capital amounts and minimum required amounts (dollars in thousands) and ratios are also presented in the following table.

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
December 31, 2007
Total Capital (to Risk-Weighted Assets) Consolidated	$23,911	14.49%	$13,198	8.0%	$	n/a	n/a	%
Surrey Bank & Trust	22,197	13.46	13,190	8.0		16,488	10.0
Tier I Capital (to Risk-Weighted Assets) Consolidated	21,840	13.24	6,599	4.0		n/a	n/a
Surrey Bank & Trust	20,127	12.21	6,595	4.0		9,893	6.0
Tier I Capital (to Average Assets) Consolidated	21,840	10.70	8,162	4.0		n/a	n/a
Surrey Bank & Trust	20,127	9.86	8,162	4.0		10,203	5.0

December 31, 2006:
Total Capital (to Risk-Weighted Assets) Consolidated	$20,955	14.11%	$11,884	8.0%	$	n/a	n/a	%
Surrey Bank & Trust	19,420	13.07	11,884	8.0		14,854	10.0
Tier I Capital (to Risk-Weighted Assets) Consolidated	19,090	12.85	5,942	4.0		n/a	n/a
Surrey Bank & Trust	17,554	11.82	5,942	4.0		8,913	6.0
Tier I Capital (to Average Assets) Consolidated	19,090	10.30	7,415	4.0		n/a	n/a
Surrey Bank & Trust	17,554	9.47	7,412	4.0		9,265	5.0

Note 19. Transactions with Related Parties

The Company has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

Aggregate loan transactions with related parties were as follows:

	2007	2006
Balance, beginning	$1,855,400	$2,357,575

New loans	6,394,702	2,348,343
Repayments	(2,054,038)	(2,820,518)

Balance, ending	$6,196,064	$1,855,400

Notes to Consolidated Financial Statements

Note 20.   Investment in Freedom Finance, LLC

The condensed balance sheets of Freedom Finance, LLC, as of December 31, 2007 and 2006, and the related condensed statements of income and cash flows for each of the three years in the period ended December 31, 2007, are presented below:

Condensed Balance Sheets

December 31, 2007 and 2006

	2007	2006
Assets
Cash and due from banks	$48,221	$50,043
Loans, net of allowance for loan losses of $258,915 and $364,410 in 2007 and 2006, respectively	2,330,239	2,914,223
Property and equipment, net	5,317	7,922
Foreclosed assets	88,840	77,503
Other assets	202,989	211,143

	$2,675,606	$3,260,834

Liabilities and Capital
Liabilities
Other borrowings	$1,200,000	$1,700,000
Other liabilities	(1,736)	21,830

	1,198,264	1,721,830

Capital
Equity	642,078	642,078
Retained earnings	835,264	896,926

	1,477,342	1,539,004

	$2,675,606	$3,260,834

Condensed Statements of Income

For the years ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Income
Interest income	$680,633	$612,966	$315,364
Other income	4,502	2,497	(12,853)

Total income	685,135	615,463	302,511

Expenses
Interest expense	124,143	84,079	-
Provision for loan losses	284,901	392,020	29,771
Salaries and employee benefits	121,351	117,385	88,425
Occupancy expense	13,381	12,854	13,326
Equipment expense	6,715	10,623	5,437
Foreclosed assets, net	37,695	3,945	-
Other expense	158,611	117,267	148,288

Total expense	746,797	738,173	285,247

Net income (loss)	$(61,662)	$(122,710)	$17,264

Notes to Consolidated Financial Statements

Note 20.   Investment in Freedom Finance, LLC, continued

Condensed Statements of Cash Flows

For the years ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Cash flows from operating activities
Net income (loss)	$(61,662)	$(122,710)	$17,264
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	2,605	2,809	2,604
Provision for loan losses	284,901	392,020	29,771
Deferred income taxes	40,396	(77,378)	-
Net increase in other assets	(43,579)	(73,508)	(24,231)
Net decrease in other liabilities	(23,566)	7,169	(8,248)

Net cash provided by operating activities	199,095	128,402	17,160

Cash flows from investing activities
Net decrease in interest-bearing deposits with banks	-	2,575	18,855
Purchase of property and equipment	-	(1,365)	-
Net (increase) decrease in loans	299,083	(1,832,919)	(475,040)

Net cash provided in (used in) investing activities	299,083	(1,831,709)	(456,185)

Cash flows from financing activities
Net increase (decrease) in long-term debt	(500,000)	1,700,000	-

Net cash used by financing activities	(500,000)	1,700,000	-

Net (decrease) in cash and due from banks	(1,822)	(3,307)	(439,025)

Cash and cash equivalents, beginning	50,043	53,350	492,375

Cash and cash equivalents, ending	$48,221	$50,043	$53,350

Notes to Consolidated Financial Statements

Note 21.   Segment Reporting

The Company has two reportable segments, the Bank and Freedom Finance, LLC (subsidiary). The Bank provides mortgage, consumer, and commercial loans. Freedom Finance, LLC specializes in the purchase of sales finance contracts from local automobile dealers. Information about reportable segments, and reconciliation of such information to the consolidated financial statements as of and for the years ended December 31, 2007, 2006 and 2005, is as follows:

	Bank	Freedom Finance, LLC	Intersegment Elimination	Consolidated Totals
2007

Net interest income	$8,017,269	$556,490	$-	$8,573,759
Noninterest income	2,613,431	4,502	-	2,617,933
Depreciation and amortization	312,328	2,605	-	314,933
Provision for loan losses	432,728	284,901	-	717,629
Net income	2,846,868	(61,662)	-	2,785,206
Assets	209,806,380	2,675,606	(1,524,613)	210,957,373

2006

Net interest income	$7,742,468	$528,887	$-	$8,271,355
Noninterest income	2,042,854	2,497	-	2,045,351
Depreciation and amortization	340,477	2,809	-	343,286
Provision for loan losses	222,347	392,020	-	614,367
Net income	2,773,603	(122,710)	-	2,650,893
Assets	185,327,212	3,260,834	(1,478,518)	187,109,528

2005

Net interest income	$6,710,490	$315,364	$-	$7,025,854
Noninterest income	2,071,383	(12,853)	-	2,058,530
Depreciation and amortization	362,231	2,604	-	364,835
Provision for loan losses	430,794	29,771	-	460,565
Net income	2,183,548	17,264	-	2,200,812
Assets	179,689,748	1,676,375	(1,795,296)	179,570,827

Notes to Consolidated Financial Statements

Note 21.   Segment Reporting, continued

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each segment appeals to different markets and, accordingly, requires different technology and marketing strategies.

The Bank derives a majority of its revenue from interest income and relies primarily on net interest income to assess the performance of the segments and make decisions about resources to be allocated to the segment. Therefore, the segments are reported using net interest income for the period ended December 31, 2007, 2006, and 2005. The Bank does allocate income taxes to the segments. Other revenue represents noninterest income which is also allocated to the segments. The Company includes the holding company and an insurance and investment agency in its Bank segment above. The Bank does not have any single external customer from which it derives 10 percent or more of its revenues and operates in one geographical area.

Note 22.   Parent Company Activity

Surrey Bancorp owns all of the outstanding shares of the Bank. Condensed financial statements of Surrey Bancorp follow:

Condensed Balance Sheets

December 31, 2007 and 2006

	2007	2006
Assets
Cash and due from banks	$597,957	$79,782
Interest-bearing deposits with banks	1,065,000	1,390,000
Investment in subsidiaries	21,269,887	18,491,875
Other assets	554,830	95,866

	$23,487,674	$20,057,523

Liabilities and Capital

Liabilities
Dividends payable	$504,483	$30,069

Capital
Preferred stock	2,620,325	2,620,325
Common stock	9,217,939	8,461,247
Retained earnings	11,141,839	8,950,342
Accumulated other comprehensive income (loss)	3,088	(4,460)

	22,983,191	20,027,454

	$23,487,674	$20,057,523

Notes to Consolidated Financial Statements

Note 22.   Parent Company Activity, continued

Condensed Statements of Income

For the periods ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Income
Equity in undistributed income of subsidiary	$2,765,315	$2,644,562	$2,203,800
Interest income	81,376	59,534	39,303

Total income	2,846,691	2,704,096	2,243,103

Expenses
Other expense	51,239	49,942	43,832

Total expense	51,239	49,942	43,832

Income before income taxes	2,795,452	2,654,154	2,199,271
Income tax expense	10,246	3,261	1,541

Net income	$2,785,206	$2,650,893	$2,200,812
Preferred stock dividends	(119,295)	(119,295)	(119,292)

Net income available to common stockholders	$2,665,911	$2,531,598	$2,081,520

Condensed Statements of Cash Flows For the periods ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Cash flows from operating activities
Net income	$2,785,206	$2,650,893	$2,200,812
Adjustment to reconcile net income to net cash provided by operating activities	-	-	-
Equity in undistributed earnings of subsidiary	(2,765,315)	(2,644,562)	(2,203,800)
Net increase in other assets	(458,964)	(51,063)	(12,455)

Net cash used by operating activities	(439,073)	(44,732)	(15,443)

Cash flows from investing activities
Net (increase) decrease in interest-bearing deposits with banks	325,000	(215,000)	125,000
Loan participations (purchased) sold	-	195,602	(195,602)

Net cash used in investing activities	325,000	(19,398)	(70,602)

Cash flows from financing activities
Common stock options exercised	186,467	129,355	94,118
Fractional shares purchased	-	(19,641)	-
Tax benefit of non-employee stock option deduction	565,076	99,127	42,538
Dividends paid	(119,295)	(119,295)	(119,211)

Net cash provided by financing activities	632,248	89,546	17,445

Net increase (decrease) in cash and due from banks	518,175	25,416	(68,600)

Cash and cash equivalents, beginning	79,782	54,366	122,966

Cash and cash equivalents, ending	$597,957	$79,782	$54,366

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Surrey Bancorp

Mount Airy, North Carolina

We have audited the consolidated balance sheets of Surrey Bancorp and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Surrey Bancorp and subsidiaries as of December 31, 2007 and 2006 and the results of its operations and its cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

We were not engaged to examine management’s assertion about the effectiveness of Surrey Bancorp’s internal control over financial reporting as of December 31, 2007 included in the accompanying Form 10-K, item 9A, and accordingly, we do not express an opinion thereon.

Galax, Virginia

March 14, 2008

Management’s Discussion and Analysis

General

Surrey Bancorp was formed on May 1, 2003, and was created for the purpose of acquiring all the outstanding shares of common stock of Surrey Bank & Trust.

Surrey Bank & Trust was incorporated on July 15, 1996, as a North Carolina banking corporation and opened for business on July 22, 1996. The Bank operates for the primary purpose of serving the banking needs of individuals and small to medium sized businesses in northern Surry County and the surrounding area, while developing personal, hometown associations with these customers. The Bank offers a wide range of banking services including checking and savings accounts; commercial, consumer and mortgage loans; safe deposit boxes; and other associated services. Through its subsidiaries, Surrey Investment Services, Inc. and Freedom Finance, LLC, the Bank offers insurance and investment products and sales finance services, respectively. The Bank’s primary sources of revenue are interest income from its commercial and real estate lending activities and, to a lesser extent, from its investment portfolio. The Bank also earns fees from lending and deposit activities. The major expenses of the Bank are interest on deposit accounts and general and administrative expenses, such as salaries, occupancy and related expenses.

Primary Market Area

The Bank’s market area consists of an area extending from Surry County, with offices in Mount Airy and Pilot Mountain, North Carolina, north into the southern portions of Carroll and Patrick Counties, Virginia. Mount Airy is the industrial and trading center of Surry County with a population of approximately 8,500 people living in the city limits and 30,000 in the metropolitan area. The total population of Surry County is approximately 73,000 people. Mount Airy is served by Interstate Highways 77 and 74 and U.S. Highways 52 and 601. Surry County has a civilian labor force of over 35,000. Major industries include manufacturing, construction, fabricated metals, and lumber and wood. The Bank has a branch office in Stuart, Virginia, which is located in Patrick County, Virginia. The primary industries found in Patrick County are lumber and wood, textiles and agricultural.

Management’s Discussion and Analysis of Operations

Management’s Discussion and Analysis is provided to assist in the understanding and evaluation of the Company’s financial condition and its results of operations. The following discussion should be read in conjunction with the Company’s financial statements and related notes.

Critical Accounting Policies

Surrey Bancorp’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The notes to the audited consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2007, contain a summary of its significant accounting policies. Management believes the Company’s policies with respect to the methodology for the determination of the allowance for loan losses, and asset impairment judgments, such as the recoverability of intangible assets, involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Accordingly, management considers the policies related to those areas as critical.

The allowance for loan losses is an estimate of the losses that may be sustained in the loan portfolio. The allowance is based on two basic principles of accounting: (i) Statements of Financial Accounting Standards (SFAS) 5, Accounting for Contingencies, which requires that losses be accrued when they are probable of occurring and estimable, and (ii) SFAS 114, Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market, and the loan balance.

Management’s Discussion and Analysis

The allowance for loan losses has three basic components: (i) the formula allowance, (ii) the specific allowance, and (iii) the unallocated allowance. Each of these components is determined based upon estimates that can and do change when the actual events occur. The formula allowance uses a historical loss view as an indicator of future losses and, as a result, could differ from the loss incurred in the future. However, since this history is updated with the most recent loss information, the errors that might otherwise occur are mitigated. The specific allowance uses various techniques to arrive at an estimate of loss. Historical loss information, expected cash flows and fair market value of collateral are used to estimate these losses. The use of these values is inherently subjective and our actual losses could be greater or less that the estimates. The unallocated allowance captures losses that are attributable to various economic events, industry or geographic sectors whose impact on the portfolio have occurred but have yet to be recognized in either the formula or specific allowance.

Accounting for intangible assets is as prescribed by SFAS 142, Goodwill and Other Intangible Assets. The Company accounts for recognized intangible assets based on their estimated useful lives. Intangible assets with finite useful lives are amortized, while intangible assets with an indefinite useful life are not amortized.

Estimated useful lives of intangible assets are based on an analysis of pertinent factors, including (as applicable):

•	the expected use of the asset;
•	the expected useful life of another asset or a group of assets to which the useful life of the intangible asset may relate;
•	any legal, regulatory, or contractual provisions that may limit the useful life;
•	any legal, regulatory, or contractual provisions that enable renewal or extension of the asset’s legal or contractual life without substantial cost;
•	the effects of obsolescence, demand, competition, and other economic factors; and
•	the level of maintenance expenditures required to obtain the expected future cash flows from the asset.

Straight-line amortization is used to expense recognized amortizable intangible assets since a method that more closely reflects the pattern in which the economic benefits of the intangible assets are consumed cannot reliably be determined. Intangible assets are not written off in the period of acquisition unless they become impaired during that period.

The Company evaluates the remaining useful life of each intangible asset that is being amortized each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the estimate of the intangible asset’s remaining useful life is changed, the remaining carrying amount of the intangible asset shall be amortized prospectively of that revised remaining useful life.

If an intangible asset that is being amortized is subsequently determined to have an indefinite useful life, the asset will be tested for impairment. That intangible asset will no longer be amortized and will be accounted for in the same manner as intangible assets that are not subject to amortization.

Intangible assets that are not subject to amortization are reviewed for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of the intangible asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the intangible asset becomes its new accounting basis. Subsequent reversal of a previously recognized impairment loss is not allowed. Currently, the Company’s only intangible asset is goodwill from the purchase of two insurance agencies.

Management’s Discussion and Analysis

Table 1.   Net Interest Income and Average Balances (dollars in thousands)

	Periods Ended December 31,
	2007			2006			2005
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
Interest-earning assets:
Deposits in other banks	$23,268	$994	4.27%	$18,798	$738	3.92%	$13,295	$302	2.27%
Taxable investment securities	4,152	213	5.13%	4,523	207	4.57%	4,165	131	3.16%
Non-taxable investments	-	-	-%	-	-	-%	-	-	-%
Federal funds sold	408	20	4.99%	407	20	4.87%	468	15	3.18%
Loans	160,289	13,797	8.61%	147,362	12,487	8.47%	142,384	10,225	7.18%

Total interest-earning assets	188,117	15,024		171,090	13,452		160,312	10,673

Yield on average interest-earning assets			7.99%			7.86%			6.66%

Noninterest-earning assets:
Cash and due from banks	1,564			1,641			1,767
Property and equipment	4,622			4,517			4,479
Foreclosed assets	112			43			30
Interest receivable and other	5,722			5,323			4,459
Allowance for loan losses	(2,568)			(2,427)			(2,296)

Total noninterest-earning assets	9,452			9,097			8,439

Total assets	$197,569			$180,187			$168,751

Interest-bearing liabilities:
Demand deposits	$17,825	$490	2.75%	$18,243	$463	2.54%	$20,381	$374	1.83%
Savings deposits	16,803	527	3.13%	15,625	430	2.75%	16,109	272	1.69%
Time deposits	96,889	4,750	4.90%	84,876	3,617	4.26%	79,680	2,492	3.13%
Fed funds sold/Repurchase agreements	697	30	4.39%	726	30	4.13%	723	15	2.13%
Short-term debt	-	-	-%	356	28	7.86%	-	-	-%
Long-term debt	14,266	653	4.58%	14,291	613	4.29%	12,895	494	3.83%

Total interest-bearing liabilities	146,480	6,450		134,117	5,181		129,788	3,647

Cost of average interest bearing liabilities			4.40%			3.86%			2.81%

Noninterest-bearing liabilities:
Demand deposits	27,142			25,700			21,707
Interest payable and other	1,843			1,643			1,119

Total noninterest-bearing liabilities	28,985			27,343			22,826

Total liabilities	175,465			161,460			152,614
Minority interest	-			-			-
Stockholders’ equity	22,104			18,727			16,137

Total liabilities and stockholders’ equity	$197,569			$180,187			$168,751

Net interest income		$8,574			$8,271			$7,026

Net yield on interest-earning assets			4.56%			4.83%			4.38%

Management’s Discussion and Analysis

Table 2.   Rate/Volume Variance Analysis (dollars in thousands)

	2007 Compared to 2006			2006 Compared to 2005
	Interest Income/ Expense Variance	Variance Rate	Attributed To Volume	Interest Income/ Expense Variance	Variance Rate	Attributed To Volume
Interest-earning assets:
Deposits in other banks	$256	$69	$187	$436	$278	$158
Taxable investments securities	6	19	(13)	75	63	12
Non taxable securities	-	-	-	-	-	-
Federal funds sold	1	1	-	5	7	(2)
Loans	1,309	199	1,110	2,264	1,896	368

Total	1,572	288	1,284	2,780	2,244	536

Interest-bearing liabilities:
Demand deposits	27	38	(11)	89	132	(43)
Savings deposits	96	69	27	158	166	(8)
Time deposits	1,133	583	550	1,125	976	149
Federal funds purchased/
Repurchase agreements	1	2	(1)	15	15	-
Short-term debt	(28)	-	(28)	28	28	-
Long-term debt	40	41	(1)	119	130	(11)

Total	1,269	733	536	1,534	1,447	87

Net interest income	$303	$(445)	$748	$1,246	$797	$449

Net interest income is the Company’s principal source of earnings. Net interest income is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits and FHLB Advances used to fund earning assets). Changes in the volume and mix of earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income. Changes in the interest rate environment and the Company’s cost of funds also affect net interest income. Table 1 summarizes the major components of net interest income for the years ended December 31, 2007 and 2006 and 2005.

Compared to 2006, yields on interest-earning assets increased during the year ended December 31, 2007, due to the effect of a higher average prime rate environment for 2007 compared to 2006. The cost of interest bearing liabilities also increased in 2006 primarily due to the higher rate environment and a change in deposit mix toward higher cost time deposits. Because of a decrease in the average loan to interest-bearing deposit ratio the net yield on interest earning assets decreased from 4.83% to 4.56% during the year ended December 31, 2007.

Provision for Loan Losses

The allowance for loan losses is established to provide for expected losses in the Bank’s loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. Management determines the provision for loan losses required to maintain an allowance adequate to provide for probable losses. Generally, the factors which management of the Company considers in determining the appropriate level of the allowance for loan losses are an evaluation of the current loan portfolio, identified impaired loans, loan volume outstanding, outstanding loan mix, overall Company leverage, past loss experience, present and expected industry and economic conditions, and in particular, how such conditions relate to the Company’s market area. The overall allowance is then reviewed not only for adequacy but for appropriateness based on management’s assessment of inherent risk associated with the loan portfolio.

Management’s Discussion and Analysis

Provision for Loan Losses, continued

A provision for loan losses of $717,629 was made during 2007, an increase of $103,262 or 16.8% from the $614,367 provided during 2006, in recognition of our estimate of inherent risk associated with lending activities and growth in the loan portfolio. Approximately 40% of the provision recorded in 2007 is associated with our finance subsidiary, Freedom Finance, LLC. Although this subsidiary’s outstanding loan balances decreased approximately 20% in 2007, significant charge-offs were experienced due to a weakening economy. A provision for loan losses of $614,367 was made in 2006, an increase of $153,802, or 33.4% from the $460,565 provided during 2005. This was primarily due to an increase in loans at Freedom Finance, LLC.

The allowance for loan losses was $2,781,565, or 1.64% of total loans outstanding at December 31, 2007. This compares to an allowance for loan losses of $2,531,305, or 1.62% of total loans outstanding at December 31, 2006, which compares to an allowance for loan losses of $2,311,298, or 1.60% of total loans outstanding at December 31, 2005.

Management regularly reviews asset quality and re-evaluates the allowance for loan losses. However, no assurance can be given as to unforeseen adverse economic conditions or other circumstances that will not result in increased provisions in the future. Additionally, regulatory examiners may require the Company to recognize additions to the allowance based upon their judgment about the loan portfolio and other information available to them at the time of their examinations.

Other Income

Noninterest income consists of revenues generated from a broad range of financial services and activities. The majority of noninterest income is a result of service charges on deposit accounts, including charges for insufficient funds; fees charged for non-deposit services and fees and yield spread premiums on mortgage loans delivered to correspondents Table 3 discloses noninterest income for the periods ended December 31, 2007, 2006 and 2005.

Table 3.   Sources of Noninterest Income

	For the period ended December 31,
	2007	2006	2005
Service charges on deposit accounts	$1,125,212	$1,019,993	$991,012
Fees on mortgage loans delivered to correspondents	119,404	132,280	121,310
Yield spread premiums on mortgage loans delivered to correspondents	90,318	110,727	106,662
Other service charges and fees	340,914	200,558	147,105
Other income	794,245	554,205	469,586
Gain on sale of government guaranteed loans	147,840	27,588	222,855

	$2,617,933	$2,045,351	$2,058,530

Activity in the deposit related noninterest income accounts increased in 2007 primarily due to insufficient funds fees. Activity in mortgage lending decreased slightly in 2007 resulting in a decrease in fees and yield spread premiums for mortgage loans delivered to correspondents. Other service charges and fees increased primarily due to increases in servicing fee income and debit card and merchant fee income. Other income made gains in 2007 as subsidiary operations continued to increased revenue. Insurance and investment revenue were up 76.8% and 48.7%, respectively in 2007.

During 2005, the Bank entered into a program to sell the guaranteed portions of SBA and USDA guaranteed loans into the secondary market. These type loans are originated and held in the Bank’s portfolio in the normal course of business. The gains recognized on these sales in 2007, 2006 and 2005, amounted to $147,840, $27,588 and $222,855, respectively. The Bank plans to continue to originate guaranteed loans as portfolio loans and as loans held for sale.

Management’s Discussion and Analysis

Other Expense

The major components of other expense for the periods ended December 31, 2007, 2006 and 2005 are as follows:

Table 4.   Sources of Noninterest Expense

	For the period ended December 31,
	2007	2006	2005
Salary and benefits	$3,063,889	$2,855,605	$2,536,177
Occupancy expenses	374,945	377,561	372,871
Furniture/equipment expenses	330,094	336,903	366,523
Data processing	379,042	355,698	361,249
Foreclosed assets, net	44,367	324	12,569
Postage/printing and supplies	215,313	229,822	233,888
Advertising and business promotion	124,307	138,170	115,709
Professional fees	311,513	163,182	159,394
Other expenses	1,276,500	1,132,827	1,060,726

	$6,119,970	$5,590,092	$5,219,106

The overhead ratio of noninterest expense to adjusted total revenue (net interest income plus noninterest income) increased from 54.2% in 2006 to 58.4% for the year ended December 31, 2007. The increase is partially attributable to a slowing in the rate of increase in net interest income, brought about by a tightening of the net interest margin. Salaries and employee benefits of $3,063,889 increased $208,284 or 7.3% over the 2006 total of $2,855,605. This increase is primarily due to normal salary increases and adjustments and a slight increase in the number of employees of the Company. Occupancy and equipment expenses decreased slightly in 2007 due to some reduction in depreciation expense. Data processing expense increased 6.6% to $379,042 due to growth. Other noninterest expenses, represented in the table above as postage, advertising, professional fees and other expenses, increased to $1,927,633 in 2007, a 15.8% increase over the 2006 total of $1,664,001. The major contributors to this increase were increased professional fees associated with independent loan credit reviews and increases in fees related to the Company’s Sarbanes Oxley 404 compliance. Other expenses increased due to increased FDIC insurance assessments and director deferred compensation.

Analysis of Financial Condition

Average earning assets have increased 9.9% from December 31, 2006, to December 31, 2007. Total earning assets represented 95.22% of total average assets at December 31, 2007 compared to 94.95% at the end of 2006. The mix of average earning assets changed moderately from December 31, 2006, to December 31, 2007. The most notable change in the mix of average earning assets was the increase in interest-bearing bank balance. These balances increased due to deposit growth in excess of loan growth in 2007.

Management’s Discussion and Analysis

Table 5.   Average Asset Mix

	For the Year Ended December 31, 2007		For the Year Ended December 31, 2006
	Average Balance	%	Average Balance	%
Earning assets:
Loans, net	$160,288,308	81.13%	$147,362,393	81.78%
Investment securities	4,151,905	2.10%	4,523,062	2.51%
Federal funds sold	408,090	0.21%	406,861	0.23%
Interest-bearing bank balances	23,268,381	11.78%	18,798,149	10.43%

Total earning assets	188,116,684	95.22%	171,090,465	94.95%

Non earning assets:
Cash and due from banks	1,563,503	0.78%	1,640,809	0.91%
Property and equipment	4,622,280	2.34%	4,517,133	2.51%
Foreclosed assets	111,905	0.06%	43,342	0.03%
Other assets	5,722,226	2.90%	5,323,172	2.95%
Allowance for loan losses	(2,567,938)	(1.30)%	(2,427,551)	(1.35)%

Total nonearning assets	9,451,976	4.78%	9,096,905	5.05%

Total assets	$197,568,660	100.00%	$180,187,370	100.00%

At December 31, 2007, average net loans represented 81.13% of total average assets compared to 81.78% at the end of 2006. Investments decreased from 2.51% of average assets to 2.10% of average assets over the same time period. Interest-bearing bank balances increased over the period from 10.43% to 11.78% of average assets. Although there was an increase in total earning assets as a percentage of total average assets in 2007, a tightening net interest margin resulted in a decrease in the net yield on interest earning assets as shown in Table 1. The biggest increase in non-earning assets in 2007 was in other assets. The largest single item of this increase relates to the Bank’s investment in Bank Owned Life Insurance (BOLI). Even though the BOLI does produce income its revenue is classified as other non-interest income and therefore is grouped with nonearning assets in the table above.

Loans

Average net loans totaled $160,288,308 for the year ended December 31, 2007. This represents an increase of 8.77% over the average net loans for 2006. Loan demand remained relatively strong in 2007 although general economic conditions weakened.

The loan portfolio is dominated by real estate and commercial loans. These loans make up 93.31% of the total loan portfolio at December 31, 2007. This is up slightly from the 92.59% that the two categories maintained at December 31, 2006. The amount of loans outstanding by type at December 31, 2007, and December 31, 2006, and the maturity distribution for variable and fixed rate loans as of December 31, 2007 are presented in Tables 6 & 7, respectively.

Management’s Discussion and Analysis

Table 6.   Loan Portfolio Summary

	December 31, 2007		December 31, 2006
	Amount	%	Amount	%
Construction and development	$4,149,219	2.45%	$5,899,497	3.77%
1-4 family residential	35,064,796	20.72%	33,576,325	21.48%
Farmland	307,586	0.18%	334,997	0.21%
Nonfarm, nonresidential	570,276	0.34%	636,967	0.41%

Total real estate	40,091,877	23.69%	40,447,786	25.87%
Agricultural	89,914	0.05%	114,734	0.07%
Commercial and industrial	117,802,940	69.62%	104,322,425	66.72%
Consumer	10,945,019	6.47%	11,155,249	7.13%
Other	295,290	0.17%	308,700	0.21%

Total	$169,225,040	100.00%	$156,348,894	100.00%

Management’s Discussion and Analysis

Table 7.   Maturity Schedule of Loans

	Commercial Financial and Agricultural	Real		Total
		Estate	Others	Amount	%
Fixed rate loans:
Three months or less	$1,064,516	$344,121	$2,040,414	$3,449,051	2.04%
Over three months to twelve months	6,860,904	1,652,702	1,918,766	10,432,372	6.16%
Over one year to five years	24,862,499	10,268,682	6,798,360	41,929,541	24.78%
Over five years	18,014,627	9,745,566	32,037	27,792,230	16.43%

Total fixed rate loans	$50,802,546	$22,011,071	$10,789,577	$83,603,194	49.41%

Variable rate loans:
Three months or less	$9,626,552	$15,057,199	$59,502	$24,743,253	14.62%
Over three months to twelve months	18,120,142	2,926,997	270,000	21,317,139	12.60%
Over one year to five years	16,111,057	24,114	51,270	16,186,441	9.56%
Over five years	23,232,557	72,496	69,960	23,375,013	13.81%

Total variable rate loans	$67,090,308	$18,080,806	$450,732	$85,621,846	50.59%

Total loans:
Three months or less	$10,691,068	$15,401,320	$2,099,916	$28,192,304	16.66%
Over three months to twelve months	24,981,046	4,579,699	2,188,766	31,749,511	18.76%
Over one year to five years	40,973,556	10,292,796	6,849,630	58,115,982	34.34%
Over five years	41,247,184	9,818,062	101,997	51,167,243	30.24%

Total loans	$117,892,854	$40,091,877	$11,240,309	$169,225,040	100.00%

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 8.61% for the year ended December 31, 2007, compared to an average yield of 8.47% in 2006. A higher average prime rate during 2007 over 2006 along with a change in the loan mix lead to the higher yields in 2007. Higher yielding commercial loans increased from 66.72% at December 31, 2006, to 69.62% of total loans at December 31, 2007. All other loan categories decreased as a percentage of total loans as of December 31, 2007. Total real estate loans decreased from 25.87% of total loans at December 31, 2006, to 23.69% of total loans at December 31, 2007. Consumer loans fell to 6.47% of total loans at December 31, 2007, from 7.13% at December 31, 2006. This decrease was attributable to a decrease in consumer loans in Freedom Finance, LLC. Loans in the subsidiary decreased $689,479 or 21.03% from December 31, 2006 to December 31, 2007.

Management’s Discussion and Analysis

Investment Securities

The Company uses its investment portfolio to provide for unexpected deposit decreases or loan generation, to meet the Company’s interest rate sensitivity goals, and to generate income.

Management of the investment portfolio has been conservative with virtually all investments taking the form of purchases of Government-sponsored enterprises and Mortgage-backed Securities. Management views the investment portfolio as a source of income, and purchases securities with that in mind. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity, which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, from time to time management may sell certain securities prior to their maturity. Table 8 presents the investment portfolio at December 31, 2007 by major type of investments and maturity ranges.

The general turnover of Government-sponsored enterprises and the investment in adjustable-rate Mortgage-backed Securities, which adjust annually, caused the average yield of the investment portfolio to increase to 5.13% for the year ended December 31, 2007, compared to 4.57% for 2006. At December 31, 2007 the market value of the investment portfolio was $4,112,347, representing a $5,026 appreciation of book value. At December 31, 2006, the market value of the investment portfolio was $7,258 below book value.

Table 8.   Investment Securities

December 31, 2007, Available for Sale and Restricted

	In One Year	One Year Through Five	After Five Through	After Ten Market
	or Less	Years	Ten Years	Years	Total	Value
Investment securities:
Government-sponsored enterprises	$1,996,111	$1,000,000	$-	$-	$2,996,111	$3,000,500
Government-sponsored enterprises pools (MBS)	-	-	23,193	94,003	117,196	117,833
Municipal securities	-	-	-	-	-	-
Restricted	994,014	-	-	-	994,014	994,014

Total	$2,990,125	$1,000,000	$23,193	$94,003	$4,107,321	$4,112,347

Weighted average yields:
Government-sponsored enterprises	4.72%	4.94%	-%	-%	4.79%
Government-sponsored enterprises pools (MBS)	-%	-%	6.13%	6.00%	6.03%
Municipal securities	-%	-%	-%	-%	-%
Restricted	5.75%	-%	-%	-%	5.75%

Consolidated	5.06%	4.94%	6.13%	6.00%	5.06%

Management’s Discussion and Analysis

Table 8.   Investment Securities, continued

December 31, 2006, Available for Sale and Restricted

	In One Year	One Year Through	After Five Through	After Ten Market
	or Less	Five Years	Ten Years	Years	Total	Value
Investment securities:
Government-sponsored enterprises	$2,017,458	$1,498,959	$-	$-	$3,516,417	$3,508,842
Government-sponsored enterprises pools (MBS)	-	-	-	139,586	139,586	139,903
Municipal securities	-	-	-	-	-	-
Restricted	1,051,230	-	-	-	1,051,230	1,051,230

Total	$3,068,688	$1,498,959	$-	$139,586	$4,707,233	$4,699,975

Weighted average yields:
Government-sponsored enterprises	4.81%	5.14%	-%	-%	4.95%
Government-sponsored enterprises pools (MBS)	-%	-%	-%	5.17%	5.17%
Municipal securities	-%	-%	-%	-%	-%
Restricted	5.53%	-%	-%	-%	5.53%

Consolidated	5.06%	5.14%	-%	5.17%	5.09%

Average federal funds sold totaled $408,090 for the year ended December 31, 2007, which was up slightly over the 2006 average. Federal funds represent the most liquid portion of the Bank’s invested funds and generally the lowest yielding portion of earning assets. Deposits in other banks primarily represent deposits at the Federal Home Loan Bank of Atlanta and Silverton Bank (formerly The Bankers Bank), which pay an overnight rate on those deposits. These rates usually mirror the federal funds rate. Management has made an effort to maintain these funds at the lowest level possible consistent with prudent risk management strategies, while having available resources to fund loan demand and the maturity of time deposits. Large average demand deposit balances also make it necessary to retain funds in more liquid investments. During the year ended December 31, 2007, average federal funds and deposits in other banks represented 0.21% and 11.78% of average assets, respectively. This compares to 0.23% and 10.43% in 2006, respectively.

Deposits

The Bank relies on deposits generated in its market area to provide the majority of funds needed to support lending activities and for investment in liquid assets. More specifically, core deposits (total deposits less certificates of deposit in denominations of $100,000 or more) are the primary funding source. The Bank’s balance sheet growth is largely determined by the availability of deposits in its markets, the cost of attracting the deposits, and the prospects of profitably utilizing the available deposits by increasing loans or investment portfolios. Market conditions have resulted in depositors shopping for deposit rates more than in the past. An increased customer awareness of interest rates adds to the importance of rate management. The Bank’s management must continually monitor market pricing, competitor’s rates, and internal interest rate spreads to maintain the Bank’s growth and profitability. The Bank attempts to structure rates so as to promote deposit and asset growth, while at the same time, increasing overall profitability of the Bank.

Management’s Discussion and Analysis

Deposits, continued

Average deposits for the year ended December 31, 2007, amounted to $159,355,996 which was an increase of $14,192,251, or 9.8% over 2006. Average core deposits totaled $122,016,376 for the year ended December 31, 2007, an increase of $9,544,794, or 8.5% over 2006. The percentage of the Bank’s average deposits that are interest bearing increased to 82.98% for the year ended December 31, 2007, from 82.31% in 2006. Average demand deposits, which earn no interest, increased 5.6% from $25,699,653 in 2006 to $27,142,464 in 2007. Average deposits for the periods ended December 31, 2007, and December 31, 2006 are summarized in Table 9 below:

Table 9.   Deposit Mix

	December 31, 2007		December 31, 2006
	Average Balance	%	Average Balance	%
Interest-bearing deposits:
NOW Accounts	$17,824,404	11.19%	$18,243,037	12.57%
Money Market	11,770,668	7.39%	10,793,685	7.44%
Savings	5,032,319	3.16%	4,831,087	3.33%
Small denomination certificates	59,549,741	37.37%	52,183,465	35.95%
Large denomination certificates	37,339,620	23.43%	32,692,163	22.52%
Repurchase agreements	696,780	0.44%	720,655	0.50%

Total interest-bearing deposits	132,213,532	82.98%	119,464,092	82.31%
Noninterest-bearing deposits	27,142,464	17.02%	25,699,653	17.69%

Total deposits	$159,355,996	100.00%	$145,163,745	100.00%

The average balance of certificates of deposit issued in denominations of $100,000 or more increased by $4,647,457, or 14.2% for the year ended December 31, 2007. The strategy of management has been to support loan and investment growth with core deposits and not to aggressively solicit the more volatile, large denomination certificates of deposit. However, loan demand and liquidity needs in 2007 required funding from all sources available to the Bank. Table 10 provides maturity information relating to certificates of deposit of $100,000 or more at December 31, 2007.

Table 10.   Large Time Deposit Maturities

Analysis of time deposits of $100,000 or more at December 31, 2007:
Remaining maturity of three months or less	$10,300,217
Remaining maturity over three through twelve months	21,860,070
Remaining maturity over twelve months	6,321,820

Total time deposits of $100,000 or more	$38,482,107

Borrowings

From time to time the Bank will find that funds raised through deposits and repurchase agreements will not fully satisfy the Bank’s liquidity needs. When this occurs, the Bank uses borrowings from correspondent banks and the Federal Home Loan Bank (FHLB) to fund the shortfall. At year-end 2007, the Bank had no short-term borrowings. The average interest rate paid for federal funds purchased for the year ended December 31, 2007, was 5.12%. Long-term debt consist of fixed, variable and convertible rate advances from the FHLB, a revolving line of credit with a commercial bank, proceeds of which are to fund the purchase of sales finance contracts by Freedom Finance, LLC, and a mortgage loan. The rate on the Freedom Finance, LLC debt is tied to the one month LIBOR rate. This loan was renewed in 2006 and its maturity was extended to June 30, 2008. Borrowings and interest paid on this line of credit before its renewal were classified as short-term debt. The average rate paid on this short-term debt for the year ended December 31, 2006, was 7.68%. The average interest rate paid on long- term debt for the year ended December 31, 2007, was 4.58%.

Management’s Discussion and Analysis

Capital Adequacy

Stockholders’ equity amounted to $22,983,191 at December 31, 2007, a 14.8% increase over the 2006 year-end total of $20,027,454. Average stockholders’ equity as a percentage of average total assets amounted to 11.19% for the year ended December 31, 2007, and 10.39% in 2006.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. The risk-based capital guidelines require minimum ratios of core (Tier 1) capital (common stockholders’ equity) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets) to risk-weighted assets of 8.0%. As of December 31, 2007, the Bank has a ratio of Tier 1 capital to risk-weighted assets of 12.21% and a ratio of total capital to risk-weighted assets of 13.46%. All capital ratio levels indicate that the Bank is well capitalized.

At December 31, 2007, the Company had 3,162,764 shares of common stock outstanding, which were held by approximately 1,600 stockholders of record. Stock options for 160,596 shares of common stock were exercised in 2007, net of 18,484 shares surrendered for their exercise.

Nonperforming and Problem Assets

Certain credit risks are inherent in making loans, particularly commercial and consumer loans. Management prudently assesses these risks and attempts to manage them effectively. The Bank also attempts to reduce repayment risks by adhering to internal credit policies and procedures. These policies and procedures include officer and customer limits, periodic loan documentation review and follow up on exceptions to credit policies.

Nonperforming assets at December 31, 2007 and 2006 are analyzed in Table 11.

Table 11.   Nonperforming Assets

	2007	2006
Nonaccrual loans	$350,141	$304,064
Foreclosed assets	88,840	77,503

	$438,981	$381,567

Nonaccrual loans were 0.21% and 0.19% of outstanding loans at December 31, 2007 and 2006, respectively.

Loan Losses

The allowance for loan losses is maintained at a level adequate to absorb probable losses. Some of the factors which management considers in determining the appropriate level of the allowance for credit losses are: past loss experience, an evaluation of the current loan portfolio, identified loan problems, the loan volume outstanding, the present and expected economic conditions in general, and in particular, how such conditions relate to the market area that the Bank serves. Bank regulators also periodically review the Bank’s loans and other assets to assess their quality. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

Net loans charged off as a percentage of average loans were 0.292% and 0.268% in 2007 and 2006, respectively.

The provision for loan losses and the activity in the allowance for loan losses are detailed in Table 12.

Management’s Discussion and Analysis

Table 12.   Loan Losses

	2007	2006
Allowance for loan losses, beginning	$2,531,305	$2,311,298
Provision for loan losses, added	717,629	614,367
Net charge-offs	(467,369)	(394,360)

Allowance for loan losses, ending	$2,781,565	$2,531,305

Liquidity and Sensitivity

The principal goals of the Bank’s asset and liability management strategy are the maintenance of adequate liquidity and the management of interest rate risk. Liquidity is the ability to convert assets to cash in order to fund depositors’ withdrawals or borrowers’ loans without significant loss. Interest rate risk management balances the effects of interest rate changes on assets that earn interest or liabilities on which interest is paid, to protect the Bank from wide fluctuations in its net interest income which could result from interest rate changes.

Management must insure that adequate funds are available at all times to meet the needs of its customers. On the asset side of the balance sheet, maturing investments, loan payments, maturing loans, federal funds sold, and unpledged investment securities are principal sources of liquidity. On the liability side of the balance sheet, liquidity sources include core deposits, the ability to increase large denomination certificates, federal fund lines from correspondent banks, borrowings from the Federal Reserve Bank, as well as the ability to generate funds through the issuance of long-term debt and equity.

The liquidity ratio (the level of liquid assets divided by total deposits plus short-term liabilities) was 19.03% at December 31, 2007, compared to 14.80% at December 31, 2006. The liquidity ratio at December 31, 2007 is considered adequate by management.

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of interest-earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates. Table 13 shows the sensitivity of the Bank’s balance sheet as of that specific date and is not necessarily indicative of the position on other dates. At December 31, 2007, the Bank appeared to be cumulatively asset-sensitive (earning assets subject to interest rate changes exceeding interest-bearing liabilities subject to changes in interest rates). In the four to twelve month window, liabilities subject to change in interest rates exceed assets subject to interest rate changes (non-asset sensitive). However, cumulatively the Company remains asset sensitive in all maturing windows.

Matching sensitive positions alone does not ensure the Bank has no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

Management’s Discussion and Analysis

Table 13.   Interest Rate Sensitivity

	December 31, 2007 Maturities
	1 - 3 Months	4 - 12 Months	13 - 60 Months	Over 60 Months	Total
Earning Assets: Loans	$98,193,627	$5,780,451	$43,520,298	$21,743,989	$169,238,365
Investments	2,042,746	71,287	1,004,300	-	3,118,333
Interest-bearing balances with banks	27,248,499	-	-	-	27,248,499
Federal funds sold	400,000	-	-	-	400,000

Total	$127,884,872	$5,851,738	$44,524,598	$21,743,989	$200,005,197

Interest-bearing deposits: NOW accounts	$18,619,188	$-	$-	$-	$18,619,188
Money market	19,282,700	-	-	-	19,282,700
Savings	4,628,589	-	-	-	4,628,589
Certificates of deposit	31,398,609	54,949,459	14,260,773	-	100,608,841
Repurchase agreements/ federal funds purchased	147,327	-	-	-	147,327
Short-term debt	-	-	-	-	-
Long-term debt	1,700,000	2,256,117	10,700,000	-	14,656,117

Total	$75,776,413	$57,205,576	$24,960,773	$-	$157,942,762

Interest sensitivity gap	$52,108,459	$(51,353,838)	$19,563,825	$21,743,989	$-
Cumulative interest sensitivity gap	$52,108,459	$754,621	$20,318,446	$42,062,435	$42,062,435
Ratio of sensitive assets to sensitive liabilities	168.77%	10.23%	178.38%	-%	126.63%
Cumulative ratio of sensitive assets to sensitive liabilities	168.77%	100.57%	112.86%	126.63%	126.63%

Table 14. Key Financial Ratios

	December 31, 2007	December 31, 2006
Return on average assets	1.41%	1.47%
Return on average equity	12.60%	14.16%
Average equity to average assets	11.19%	10.39%

Board of Directors and Officers

Board of Directors

Edward C. Ashby, III	Surrey Bank & Trust

William A. Johnson	J. G. Coram Company, Inc.

Elizabeth Johnson Lovill	Town and Country Builders of Mount Airy, Inc.

Robert H. Moody	Moody Funeral Services, Inc.

Gene Rees	F. Rees Company, Inc.

Tom G. Webb	Araneum, LLC

Buddy Williams	Ten Oaks, LLC

Hylton Wright	Retired

Bank Officers

Hylton Wright	Chairman

Edward C. Ashby, III	President and CEO

Peter A. Pequeno	Senior Vice President and CLO

Mark H. Towe	Senior Vice President, Treasurer and CFO

Brenda J. Harding	Senior Vice President, Secretary and COO

Christopher Nichols	Vice President

Lonnie Dillon	Vice President

Kenneth Shelton	Vice President

Lesa Hensley	Vice President

Stockholders Information

Annual Meeting

The annual meeting of stockholders will be held Tuesday, April 29, 2008, at 10:00 a.m. at Cross Creek Country Club, 1129 Greenhill Road, Mount Airy, North Carolina.

Requests for Information

Requests for information should be directed to Mr. Mark H. Towe, Senior Vice President and CFO, at Surrey Bank & Trust, Post Office Box 1227, Mount Airy, North Carolina, 27030; telephone (336) 783-3900. A copy of the Company’s Form 10-K for 2007 will be furnished, without charge, after March 31, 2008, upon written request, or will be available on the internet at www.surreybank.com.

Independent Auditors	Stock Transfer Agent

Elliott Davis, PLLC	First Citizens Bank
Certified Public Accountants	& Trust Company
Post Office Box 760	Post Office Box 29522
Galax, Virginia 24333	Raleigh, North Carolina 27626

Federal Deposit Insurance Corporation

The Bank is a member of the FDIC. This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

Banking Offices

145 North Renfro Street	1280 West Pine Street	303 South Main Street
Mount Airy, North Carolina	Mount Airy, North Carolina	Stuart Virginia
(336) 783-3900	(336) 783-3920	(276) 694-4825

2050 Rockford Street		653 South Key Street
Mount Airy, North Carolina		Pilot Mountain, North Carolina
(336) 783-3940		(336) 368-1122

Mortgage Lending Office

199 North Renfro Street
Mount Airy, North Carolina
(336) 783-3933

Freedom Finance, LLC	SB & T Insurance	Surrey Investment Services, Inc.
165 North Renfro Street	199 North Renfro Street	145 North Renfro Street
Mount Airy, North Carolina	Mount Airy, North Carolina	Mount Airy, North Carolina
(336) 783-3980	(336) 783-3939	(336) 783-3938